Exhibit 10.2

MORGAN STANLEY

SELECT EMPLOYEES’ CAPITAL ACCUMULATION PROGRAM

PLAN DOCUMENT

This plan document sets forth the terms and conditions of the Morgan Stanley Select Employees’ Capital Accumulation Program (“SECAP”). SECAP consists of two programs, SECAP I and SECAP II. Unless otherwise noted, use of the term SECAP herein or in any Descriptive Materials refers to both SECAP I and SECAP II. Capitalized terms used herein without definition have the meanings set forth in Section 24 or the applicable Term Sheet. The terms and conditions set forth in this plan document shall govern each Applicable Account Value, unless otherwise determined by the Administrator and set forth in the applicable Term Sheet.

1. Purposes; SECAP Generally.

SECAP is a nonqualified deferred compensation program under which Eligible Employees may elect to defer all or a portion of their Eligible Compensation until a later date. Subject to the terms and conditions of SECAP set forth herein, Eligible Employees may elect how their Deferred Amounts shall be deemed allocated among the Notional Investments available to Eligible Employees for purposes of measuring the increase or decrease in the value of their Account. Participation in SECAP is voluntary.

2. Administration.

(a) Authority. SECAP is sponsored by Morgan Stanley. The Chief Administrative Officer is responsible for administering SECAP, including, without limitation, adopting rules and procedures for determining Notional Investments offered, determining the terms and conditions of SECAP for each Fiscal Year and interpreting SECAP provisions and any Descriptive Materials. The Chief Administrative Officer may, in his sole discretion, delegate some or all of his authority and responsibilities pursuant to SECAP to the NQDC Committee, the Executive Compensation Department, another committee of the Firm and/or one or more officers of the Firm. The Chief Administrative Officer and, to the extent that the Chief Administrative Officer has delegated authority to administer all or any portion of SECAP to any committee or officer, such committee or officer, are referred to herein as the “Administrator”. Each interpretation, determination or other action made or taken pursuant to SECAP by the Administrator from time to time shall be made or taken in its sole discretion and shall be final, binding and conclusive on all persons.

(b) No Liability. The Administrator shall not be liable for anything whatsoever in connection with the administration of SECAP, including, without limitation, any interpretation, determination or other action taken or not taken in administering SECAP, except the Administrator’s own willful misconduct. In the performance of its functions with respect to SECAP, the Administrator shall be entitled to rely upon information and advice furnished by the Firm’s officers, the Firm’s accountants, the Firm’s counsel and any other party the Administrator deems necessary, and the Administrator shall not be liable for any interpretation, determination or other action taken or not taken in reliance upon any such advice.

3. Eligibility.

SECAP is maintained by Morgan Stanley for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and a Participant’s participation in SECAP in respect of any Fiscal Year shall depend, among other things, on the Administrator’s determination, in its sole discretion, that the Participant is a member of such select group. The eligibility to participate in SECAP shall depend upon a Participant’s satisfaction of the specified eligibility criteria for the applicable Fiscal Year to be established by the Administrator in its sole discretion and set forth in the applicable Term Sheet.

4. Deferral Elections.

For each Deferral Year, Eligible Employees may make a Deferral Election with respect to their Eligible Compensation in a manner prescribed by the Administrator. The Administrator may set minimum and maximum Deferred Amounts and the minimum dollar or percentage increments of Eligible Compensation that may be deferred for each Deferral Year. Deferral Elections shall be made by a date specified by the Administrator. An Eligible Employee may revoke a Deferral Election in a manner prescribed by the Administrator prior to the applicable election deadline. Following the expiration of the applicable election deadline, a Participant’s Deferral Election is irrevocable. If a Participant’s actual Eligible Compensation is less than the amount the Participant elected to defer pursuant to the Participant’s Deferral Election, then the Participant’s elected deferral amount shall be reduced so that the Participant’s Deferred Amount equals the amount of the Participant’s Eligible Compensation for that Fiscal Year.

The Administrator may reduce the amount a Participant elects to defer in any Deferral Year.

5. Accounts.

(a) Credits and Charges to a Participant’s Account. A Participant’s Deferred Amount shall be credited to the Participant’s Account as of a date determined by the Administrator, which crediting date shall occur on, or as soon as reasonably practicable following, the date on which such amount would otherwise have been paid to the Participant. A Participant’s Account shall also be credited (or debited) with returns on the Participant’s Notional Investments following the date on which the Participant’s Deferred Amounts are credited. A Participant’s Account shall be charged with any amounts distributed to the Participant or any of the Participant’s Beneficiaries. All

payments shall be debited from the portion of the Participant’s Account deemed allocated to the money market fund Notional Investment(s).

(b) Election of Notional Investments. A Participant’s Account Value shall be deemed allocated in minimum allocations established by the Administrator from time to time among one or more Notional Investments as indicated on the form submitted by the Participant. This deemed allocation is made exclusively for the purpose of determining the Participant’s Account Value from time to time in accordance with SECAP. A Participant may change the deemed allocation of the Account Value among the Notional Investments then available under SECAP in accordance with procedures and at such times as established by the Administrator from time to time; provided, however, that the Administrator may determine (i) the frequency of reallocations, (ii) the minimum percentage of the Account Value that is required to be allocated to any single Notional Investment and (iii) the minimum percentage of the Account Value that is required to be allocated to one or more money market fund(s) available as Notional Investments; and provided further, that no reallocation that a Participant requests shall be honored to the extent that it would conflict with the minimum allocation requirements that the Administrator may establish from time to time.

(c) Determination of Account Value. The Administrator shall from time to time calculate each Participant’s Account Value based on the Participant’s Deferred Amounts and elections with respect to the deemed allocation of the Participant’s Account among the Notional Investments available to the Participant. Such calculation will be based on the best information available to the Administrator as of the date of determination, which information may include estimates. The rate of return of any Notional Investment over the relevant measurement period will track the performance of the fund(s) or other investment vehicle(s) to which that Notional Investment relates (each, a “Referenced Fund”). Following the commencement of distribution of a Participant’s Account Value to the Participant, the Administrator shall continue to calculate the Participant’s Account Value from time to time in the manner described above, taking into account distributions from the Participant’s Account. The Firm’s valuation of a Participant’s Account Value shall be conclusive and binding.

(d) Selection of Notional Investments; Conflicts of Interest.

(i) The Notional Investments available to a Participant depend on whether the Participant is a SECAP I Participant or a SECAP II Participant. The Notional Investments available from time to time will be indicated on the Executive Compensation website or through other means that the Administrator shall determine and communicate to Participants from time to time. The Firm may provide a Participant with a description of the Referenced Funds and their historical returns; however, the Firm is not responsible for actions, statements or performance of the Referenced Funds.

(ii) The Administrator shall choose the Notional Investments available under SECAP based on a variety of factors, including, without limitation, the Firm’s own business interests and its relations with the Referenced Funds or parties affiliated with the Referenced Funds. The Administrator has no obligation to select Notional Investments based solely on its expectation as to their potential rate of return. In electing to participate in SECAP, each Participant shall be deemed to acknowledge the existence of actual and potential conflicts of interest with the Firm and waive any claim with respect to the existence of any conflict of interest and the Administrator may require each Participant to affirmatively make such acknowledgment and waiver.

(iii) The performance of each Notional Investment shall reflect all of the fees and costs of the Referenced Fund, including, without limitation, placement agent and brokerage fees, which the Referenced Fund may pay to the Firm if the Firm provides such services to it. The Firm may also act as the investment advisor or provide other services to the Referenced Fund and receive fees for providing these services. Fees paid by a Referenced Fund will reduce the performance of the Referenced Fund and accordingly the performance of the Notional Investment. Although Participants will not be investing in the Referenced Fund, because the fees paid by the Referenced Fund to the Firm reduce the performance of the Referenced Fund, the fees paid to the Firm will reduce the amount of the Firm’s deferred compensation payment obligations to Participants.

(e) Right to Change Notional Investments. The Administrator may, from time to time, change the Notional Investments available to Participants or allocate a Participant’s Account to different Notional Investments than those selected by the Participant. Nothing in the Descriptive Materials shall be construed to confer on a Participant the right to continue to have any particular Notional Investment option available for purposes of measuring the value of the Participant’s Account.

(f) Amounts at Risk. The value of a Participant’s Account is subject to risk at all times based upon the performance of the Notional Investments to which the Participant’s Account is allocated. If the value of a Participant’s Notional Investments decreases in the future, the value of the Participant’s Account may be lower than the Participant’s original Deferred Amounts. Although a Participant will not be an investor in the Referenced Funds underlying the elected Notional Investments, a Participant’s Account will be subject to gains and losses attributable to the performance of the elected Notional Investments. Payment of the Participant’s Account is also subject to the risks associated with the Participant’s status as an unsecured general creditor of Morgan Stanley as described in Section 10.

(g) Administration Fees. Deferred Amounts are subject to a one-time set-up fee and Account Values are subject to a quarterly administration fee (collectively, the “Administration Fees”) determined by the Administrator from time to time and set forth in the applicable Term Sheet. The Administration Fees are separate from any fees applicable to the Notional Investments and the related Referenced Funds, which are reflected in the net returns credited to a Participant’s Account.

(h) Other Deferrals. If a Participant becomes eligible to participate in SECAP or a program similar to SECAP for any subsequent Fiscal Year, or if a Participant has already deferred amounts pursuant to another deferred compensation plan, the Firm may, for administrative convenience, maintain a single Account to record deferrals by the Participant (and amounts credited or debited to such deferrals) under SECAP and any similar programs for other Fiscal Years. The portion of a Participant’s Account corresponding to each Fiscal Year’s Deferred Amount shall be governed by the terms and conditions applicable to each such Fiscal Year’s Deferred Amount.

6. Manner of Payment.

(a) US Dollars. All payments under SECAP shall be in US dollars. Participants shall have no right to any other form of payment.

(b) Distribution Election. At the time a Participant makes a Deferral Election, the Participant must make an irrevocable Distribution Election specifying an Elected Distribution Date. Except as otherwise provided in this Section 6, distribution of the Applicable Account Value shall commence promptly following the Elected Distribution Date. For each Fiscal Year in which a Participant participates in SECAP, the Participant will be required to make an irrevocable Distribution Election governing the Applicable Account Value. Nevertheless, the Firm reserves the right to defer distributions scheduled during a Participant’s Employment if, on any date on which the Firm would otherwise make a distribution to the Participant, the Firm considers the Participant to be one of its executive officers and the Participant’s compensation may not be fully deductible by virtue of Section 162(m) of the Internal Revenue Code. Such a deferral shall continue until the Firm no longer considers the Participant to be an executive officer or such earlier date as the Firm may determine if, in its sole discretion, an earlier payment is likely to be deductible to the Firm.

(c) Payment Options. Subject to the other terms and conditions of SECAP, a Participant will elect at the time the Participant makes a Deferral Election to have the Applicable Account Value distributed in either one lump sum or in two to ten annual installments commencing on the Elected Distribution Date. For each Fiscal Year in which a Participant participates in SECAP, the Participant will be required to elect a form of distribution governing the Applicable Account Value.

(d) Payment of Installments. If a Participant elects distribution of the Applicable Account Value in annual installments, the undistributed portion of the Applicable Account Value shall remain in the Participant’s Account and be credited (or debited) with future returns from the Participant’s selected Notional Investment options. As a result, the amount of each installment payment may vary, depending on the future rate of return applied to the Participant’s Account. The amount of each annual installment shall equal “(1/A) x B”, where “A” equals the number of annual installments remaining to be made (including the installment with respect to which the calculation is made) and “B” equals the Applicable Account Value as of the date the amount of such installment is determined.

(e) Payment Notice. The Administrator shall determine the value of each distribution. Prior to any distribution, the Administrator shall advise the Participant of (i) the estimated value of the Participant’s distribution amount and (ii) the value of the Participant’s money market fund Notional Investments in the Participant’s Account. To the extent that there is a shortfall between the value of a Participant’s money market fund Notional Investments and the value of the distribution amount, the Administrator shall advise the Participant to reallocate a portion of the Account Value out of other current Notional Investments during the next reallocation period into the Participant’s selected money market fund Notional Investment(s) in order to ensure that the Participant’s scheduled distribution payment(s) can be made in full and on time. Payment may be delayed if a Participant does not make appropriate reallocations. The Administrator may reallocate Notional Investments to ensure the Participant satisfies this Section 6(e).

(f) No Withdrawals or Loans. Except for distributions made in accordance with the terms of SECAP, a Participant shall have no rights to make withdrawals or loans from the Participant’s Account for any reason.

(g) Acceleration. Notwithstanding anything to the contrary set forth in any Descriptive Materials, the Administrator may accelerate distribution of a Participant’s Account Value at any time.

7. Vesting; Termination of Employment; Cancellation Events.

The application and effect of vesting, termination of Employment, Cancellation Events and other restrictions on the Applicable Account Value shall be determined by the Administrator and set forth in the applicable Term Sheet.

8. Death.

If a Participant dies before the Elected Distribution Date for the Applicable Account Value, the Participant’s Applicable Account Value shall be paid in a lump sum to the Participant’s Beneficiaries as soon as practicable following notice to Morgan Stanley of the Participant’s death. If a Participant dies following the first installment payment of the Participant’s Applicable Account Value made pursuant to Section 6(d), the Participant’s remaining installment payments relating to that Applicable Account Value and determined in accordance with Section 6(d), shall be paid to the Participant’s Beneficiaries at the scheduled times. The Administrator may accelerate payments of any portion or all of the Participant’s Account Value at any time following the Participant’s death.

9. Termination and Amendment.

The Administrator may, at any time, terminate SECAP in whole or in part as to some or all Participants. No further deferrals shall be permitted by affected Participants after the effective date of any termination. Following the termination of SECAP, the Administrator may permit existing Account Values to remain in SECAP, subject to their applicable terms and conditions, or make early distributions of portions or all of an Account Value as to some or all Participants. Upon such early distribution, payment of a Participant’s Account Value, determined as of the effective date of the termination of SECAP, shall be made to the Participant (or, following the Participant’s death, the Participant’s Beneficiaries) as soon as practicable following the January 1st of the year following the year in which notice of such termination is sent to all affected Participants. The Administrator may also alter, amend or modify SECAP or any Term Sheet at any time in its sole discretion. These amendments may include (but are not limited to) changes that the Administrator considers necessary or advisable as a result of changes in, or the adoption or interpretation of, any law, regulation, ruling, judicial decision or accounting standards (collectively, “Legal Requirements”). Notwithstanding anything to the contrary in any Descriptive Materials, the Administrator may not amend or modify SECAP in a manner that would materially impair a Participant’s rights in the Account without the Participant’s consent; provided, however, that the Administrator may, without a Participant’s consent, (i) accelerate distribution of Account Values at any time and (ii) amend or modify SECAP in any manner that the Administrator considers necessary or advisable to comply with any Legal Requirement or to ensure that a Participant’s Account Value is not subject to federal, state or local income tax prior to payment. The Administrator shall notify Participants of any termination of SECAP or any amendment of SECAP that is material, and shall notify affected Participants of any amendment that affects such Participants’ rights.

10. SECAP Unfunded.

SECAP is an unfunded nonqualified deferred compensation plan. A Participant’s Account represents at all times an unfunded and unsecured contractual obligation of Morgan Stanley. Each Participant and Beneficiary is an unsecured general creditor of Morgan Stanley with respect to all obligations owed under SECAP. Amounts payable under SECAP shall be satisfied solely out of the general assets of Morgan Stanley, subject to the claims of its creditors. A Participant and a Participant’s Beneficiaries will not have any interest in any fund or in any specific asset of Morgan Stanley of any kind by reason of any amount credited to the Participant under SECAP, nor shall a Participant or any Beneficiary or any other person have any right to receive any distribution under SECAP except as, and to the extent, expressly provided in this plan document or the Term Sheet. Morgan Stanley will not segregate any funds or assets to provide for the distribution of a Participant’s Account Value or issue any notes or securities for the payment thereof.

11. No Investment Obligation.

The Firm has no obligation to invest amounts corresponding to a Participant’s Deferred Amounts or Account Value and/or any appreciation thereon (including, without limitation, in the Referenced Funds tracked by the Notional Investments a Participant selects). If the Firm invests amounts corresponding to Deferred Amounts in any Referenced Fund, such investment shall not confer on a Participant any right or interest in any such Referenced Fund. The Participant will have no ownership or other interest in any financial or other instrument or arrangement that Morgan Stanley may acquire or enter into to hedge its obligations under SECAP.

12. Compliance with Laws.

(a) Offerings under SECAP are intended to be exempt from registration under the Securities Act. As a condition to participation in SECAP, at the time each Participant makes a Deferral Election, the Participant will be deemed to acknowledge, represent and warrant to and agree with Morgan Stanley, and the Administrator may require the Participant to affirmatively acknowledge, represent and warrant to and agree with Morgan Stanley, as follows:

(i) The Participant received and carefully reviewed the Descriptive Materials, and the Participant understands the information contained therein, the risks associated with an investment in SECAP and the conflicts that SECAP may present for the Firm and agrees to be bound by the terms of the Descriptive Materials;

(ii) The Participant had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Morgan Stanley concerning SECAP and all such questions were answered to the Participant’s full satisfaction;

(iii) No oral or written representations were made to the Participant concerning SECAP other than as stated in the Descriptive Materials, and no oral or written information furnished to the Participant in connection with SECAP was inconsistent with the information stated in the Descriptive Materials;

(iv) The Participant has adequate means of providing for the Participant’s current financial needs and contingencies, is able to bear the substantial economic risks of SECAP for an indefinite period of time, has no need for liquidity in the Participant’s assets placed in SECAP and, at the present time, could afford a complete loss of such assets;

(v) The Participant has such knowledge and experience in financial, tax and business matters so as to enable the Participant to utilize the information made available to the Participant in connection with SECAP to evaluate the merits and risks of SECAP and to make an informed decision with respect thereto;

(vi) The Participant is not relying on Morgan Stanley with respect to the tax and other economic considerations of SECAP;

(vii) The Participant meets the eligibility requirements to be a SECAP I Participant or a SECAP II Participant, as applicable;

(viii) The Participant shall provide such information and execute and deliver such documents as may reasonably be requested by the Firm in connection with SECAP, including, without limitation, such information and documents as may reasonably be necessary to comply with any and all laws to which the Firm is subject, and such additional information as the Firm may deem appropriate with regard to the Participant’s eligibility (including, without limitation, documentation relating to the Participant’s Accredited Investor or Qualified Purchaser status);

(ix) The Participant’s representations, warranties and agreements made at the time the Participant makes a Deferral Election, and in any other writing delivered, or electronic election made, in connection with SECAP shall be true and correct in all respects on and as of the date of any deferral under SECAP as if made on and as of such date;

(x) The Participant’s participation in SECAP is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law; and

(xi) The Participant shall keep confidential all matters relating to SECAP (including, without limitation, the terms of SECAP and the Descriptive Materials), except to the extent such matters are publicly available (through no fault of the Participant) or as otherwise required by law. The Firm’s Code of Conduct regarding confidential and proprietary information shall cover such matters.

(b) The Administrator may from time to time amend or modify the representations that a Participant is required to make pursuant to this Section 12.

(c) Participants are required to promptly inform Morgan Stanley if any of the representations included in this Section 12, as may be amended or modified from time to time by the Administrator, becomes false for any reason.

13. Satisfaction of Withholding and Other Obligations.

The Firm may, in its sole discretion, take various actions affecting a Participant’s Account in order to collect amounts sufficient to satisfy (i) any tax or withholding obligations, or other obligations with respect to assessments or other governmental charges, imposed on property or income received by the Participant pursuant to SECAP and (ii) any obligation that the Participant owes to the Firm. In particular, upon either the scheduled payment of all or any portion of a Participant’s Account Value or the accelerated payment of such Account Value pursuant to Section 6(g), the Firm may, in its sole discretion, deduct or withhold an amount sufficient to satisfy any such obligations. The Firm’s determination of the amount that a Participant owes the Firm shall be conclusive and binding.

14. Nontransferability.

A Participant may not assign, sell, garnish, transfer, pledge or encumber the Participant’s interests in SECAP, other than as provided in Section 15 (which allows a Participant to designate a Beneficiary or Beneficiaries in the event of the Participant’s death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During a Participant’s lifetime, payments shall be made only to the Participant. The term and conditions of SECAP are binding on, and shall benefit, Morgan Stanley and its successors and assigns, and the Participants, their Beneficiaries, heirs, legatees and personal representatives.

15. Designation of a Beneficiary.

A Participant may make a written designation of a Beneficiary or Beneficiaries to receive all or part of the Participant’s SECAP payments to be paid under SECAP in the event of the Participant’s death. To make a Beneficiary designation, a Participant must complete and submit a designation of beneficiary form with the Executive Compensation Department pursuant to procedures the Administrator may establish from time to time. A Participant may revoke or change the Participant’s designation at any time.

If a Participant does not designate a Beneficiary to which payments are to be made upon the Participant’s death, or if no Beneficiary survives a Participant, payments under Section 8 subsequent to the Participant’s death shall be made to the Participant’s estate. If a Beneficiary survives a Participant but dies prior to the completion of the payments contemplated to be made to that Beneficiary under Section 8, the unpaid portion of such payments at the death of the Beneficiary shall be paid to the Beneficiary’s estate.

If there is any question as to the legal right of any designated Beneficiary to receive payment, the Administrator may determine to pay the Participant’s estate or legal representative. The Administrator’s determination shall be binding and conclusive on all persons, and the Firm shall have no further liability to anyone with respect to such payment.

16. Claims Procedure.

The Administrator may establish procedures from time to time pursuant to which the Administrator will process claims by Participants with respect to SECAP.

17. Commodity Exchange Act Compliance.

Morgan Stanley has filed with the National Futures Association a notice claiming an exclusion from the definition of the term “commodity pool operator” (“CPO”) under the Commodity Exchange Act, as amended, and the rules of the Commodity Futures Trading Commission promulgated thereunder, with respect to its operation of SECAP and, accordingly, is not subject to registration or regulation as a CPO of SECAP. Morgan Stanley reserves the right to modify SECAP to ensure that it is not subject to registration or regulation as a CPO.

18. No Right to Continued Employment or Participation.

Neither SECAP nor any interpretation, determination or other action taken or omitted to be taken pursuant to SECAP shall be construed as guaranteeing a Participant’s Employment, a discretionary bonus or any particular level of bonus, compensation or benefits, as giving a Participant any right to continued Employment, during any period, nor shall they be construed as giving a Participant any right to be reemployed by the Firm following any termination of Employment. In addition, neither SECAP nor any interpretation, determination or other action taken or omitted to be taken pursuant to SECAP shall be deemed to create or confer on a Participant any right to participate in SECAP, or in any similar program that may be established by the Firm, in respect of any Fiscal Year.

19. Compliance with Local Law.

The Administrator may modify the terms and conditions of SECAP to comply with the applicable requirements of local laws.

20. Conflicts.

In the event of any conflict or inconsistency between the SECAP plan document and any Term Sheet or any of the Descriptive Materials, the plan document shall govern and the Term Sheet and any Descriptive Materials shall be interpreted to minimize or eliminate any such conflict or inconsistency; provided, however, that to the extent the Administrator amends or modifies any term or definition set forth herein, such modified term or definition will be communicated to the Participant in the applicable Term Sheet and shall govern.

21. Governing Law.

SECAP and the legal relations between a Participant and the Firm shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

22. Effective Date.

The Compensation Committee of the Board of Directors of Morgan Stanley approved SECAP on June 27, 2003 and the first deferrals under SECAP occurred in January, 2004.

23. Construction.

The headings in this plan document have been inserted for convenience of reference only and are to be ignored in any construction of SECAP. Use of one gender includes the other, and the singular and plural include each other.

24. Defined Terms.

Unless determined otherwise by the Administrator and set forth in the applicable Term Sheet the following terms shall have the indicated meanings:

(a) “Account” means the bookkeeping account maintained on the books and records of Morgan Stanley in a Participant’s name to record Deferred Amounts and credits or debits thereto in accordance with SECAP. An Account is established only for purposes of measuring a deferred benefit and not to segregate assets or to identify assets that may be used to make payments under SECAP.

(b) “Account Value” means the amount reflected on the books and records of Morgan Stanley as the value of a Participant’s Account at any date of determination, as determined in accordance with SECAP.

(c) For purposes of SECAP, an “Accredited Investor” is an individual who is able to represent at the time of deferral that:

(i) His or her net worth, either individually or jointly with his or her spouse, exceeds $1,000,000 (all of the individual’s assets may be included, including, without limitation, the net value of his or her residence);

(ii) He or she had an individual adjusted gross income as reported for United States federal income tax purposes in excess of $200,000 in each of the two most recent years and has a reasonable expectation of reaching the same level in the current year; or

(iii) He or she had joint adjusted gross income as reported for federal income tax purposes with his or her spouse in excess of $300,000 in each of the two most recent years and has a reasonable expectation of reaching the same level in the current year.

(d) “Applicable Account Value” means the portion of the Participant’s Account Value that corresponds to the applicable Fiscal Year’s Deferred Amount.

(e) “Beneficiary” means the person designated by a Participant pursuant to Section 15 to receive any payments under Section 8 in the event of the Participant’s death.

(f) A “Cancellation Event” shall have the meaning set forth in the applicable Term Sheet.

(g) “Chief Administrative Officer” means the officer of Morgan Stanley to whom the Compensation Committee of Morgan Stanley’s Board of Directors has delegated authority to administer SECAP.

(h) “Deferral Election” means, for each Fiscal Year’s participation, an irrevocable election made by a Participant to defer payment of an amount of the Participant’s Eligible Compensation subject to the terms and conditions of SECAP.

(i) “Deferral Year” means the Fiscal Year with respect to which the Participant’s Deferred Amount under SECAP relates. For instance, (i) with respect to year-end bonuses, the Deferral Year is the year in which the bonuses are earned even if the bonuses are paid in a subsequent Fiscal Year and (ii) with respect to commission payouts or notional revenue credit advances, the Deferral Year is the year in which the commission payouts or notional revenue credit advances are earned.

(j) “Deferred Amount” means the amount of Eligible Compensation deferred by a Participant pursuant to a Deferral Election. The amount a Participant defers will be taken from the Participant’s Eligible Compensation, after the following deferrals (as applicable):

(i) any non-elective equity-based awards (e.g., regular EICP); and

(ii) bonus waivers;

but before the following deductions (as applicable):

(i) elective equity-based awards (e.g., Voluntary EICP or Voluntary Equity Participation Plan);

(ii) Morgan Stanley 401(k) Plan; and

(iii) income taxes and US Social Security and Medicare tax.

(k) “Descriptive Materials” means the applicable Term Sheet, the SECAP plan document and all other brochures, letters, memoranda or other documents from Morgan Stanley to the Participant regarding SECAP, including all electronic-based materials.

(l) “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to the Participant.

(m) “Distribution Election” means an irrevocable election by a Participant as to (i) the Elected Distribution Date of the Applicable Account Value and (ii) the installment payment method to be used for distribution of the Participant’s Applicable Account Value.

(n) “Elected Distribution Date” means, with respect to each Deferral Year, the date specified in a Participant’s Distribution Election for commencement of the distribution of the Applicable Account Value, which commencement date may not be earlier than the Vesting Date and may not be later than the later of (i) January 1st of the year in which the Participant turns 65 and (ii) January 1st of the year following the Participant’s termination of Employment. A Participant shall select a separate Elected Distribution Date for each Applicable Account Value.

(o) “Eligible Compensation” means the cash compensation a Participant may defer pursuant to SECAP, as determined by the Administrator from time to time and set forth in the applicable Term Sheet.

(p) “Eligible Employees” shall have the meaning set forth in the applicable Term Sheet.

(q) “Employment” refers to employment with the Firm and/or Related Employment.

(r) “Executive Compensation Department” means Morgan Stanley’s Executive Compensation Department or any other department of Morgan Stanley that succeeds to the functions of the Executive Compensation Department.

(s) The “Firm” means Morgan Stanley (including any successor thereto), together with its subsidiaries and other affiliates.

(t) “Fiscal Year” means a fiscal year of Morgan Stanley.

(u) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(v) “Notional Investments” means the Referenced Funds or other investment vehicles used to measure the return (positive or negative) to be attributed to Deferred Amounts.

(w) “NQDC Committee” means the nonqualified deferred compensation administrative committee consisting of officers of the Firm, appointed from time to time by Morgan Stanley’s Chief Administrative Officer to administer SECAP.

(x) “Participant” means an Eligible Employee who participates in SECAP.

(y) For purposes of SECAP, a “Qualified Purchaser” is an individual who is able to represent at the time of deferral that he or she has net “investments” of $5 million. “Investments” are generally securities held solely for investment purposes, which do not include the investor’s primary residence. When determining a Participant’s ownership in “investments” the following rules are applicable:

(i) Investments should be valued at either their fair market value as of the most recent practicable date or at their cost.

(ii) Investments include investments held jointly with a Participant’s spouse.

(iii) Investments include investments held in any IRA, 401(k) or similar retirement account directed by a Participant and held for the Participant’s benefit.

(iv) The principal amount of any outstanding debt, including margin loans, incurred by a Participant to acquire or for the purpose of acquiring the investment must be excluded from the value of each investment.

(v) Investments include the following:

(1) securities, other than securities of an issuer that controls, is controlled by, or is under common control with a Participant unless the issuer is:

(A) a private investment company, such as a hedge fund, offshore fund, commodity pool or similar private investment company;

(B) a public company; or

(C) a company with shareholders’ equity of $50 million or more;

(2) cash and cash equivalents (including foreign currencies) held for investment purposes;

(3) real estate held for investment purposes; and

(4) commodity interests, including commodity futures contracts and options thereon, swaps and other financial contracts.

(vi) Investments do not include:

(1) jewelry, artwork, antiques and collectibles;

(2) real estate held for personal purposes or as a place of business; and

(3) investments held in retirement accounts where the purchaser does not make the investment decisions (e.g., an employer retirement plan where the investment decisions are not directed by the subscriber).

(z) “Related Employment” means a Participant’s employment with an employer other than the Firm, provided that: (i) the Participant undertakes such employment at the request or with the consent of the Firm; (ii) immediately prior to undertaking such employment the Participant was an employee of the Firm or was engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Firm in its discretion as Related Employment.

(aa) “SECAP I Participant” shall have the meaning set forth in the applicable Term Sheet.

(bb) “SECAP II Participant” shall have the meaning set forth in the applicable Term Sheet.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Term Sheet” means a written or electronic document which, for each specified Fiscal Year’s deferral, sets forth those terms and conditions of SECAP that, pursuant to the terms of this plan document, are to be communicated in a Term Sheet, including terms and definitions that are not otherwise set forth herein or that the Administrator has determined to modify from those set forth herein.

(ee) “Vesting Date” shall have the meaning set forth in the applicable Term Sheet with respect to the specified Fiscal Year’s deferral.